Exhibit 21.1

PLATINUM ANALYTICS CAYMAN LIMITED

List of Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Platinum Analytics Trading Technology Limited	British Virgin Islands
Platinum Analytics Singapore Pte. Ltd.	Singapore